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                                                                    EXHIBIT 2.2

                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "First Amendment") is made and entered into as of December 1, 2000 by and among AVANT Immunotherapeutics, Inc., a Delaware corporation ("AVANT"), AVANT Acquisition Corp., a Delaware corporation ("Acquisition Sub"), and Megan Health, Inc., a Delaware corporation ("Megan").

                                    RECITALS

     WHEREAS, AVANT, Acquisition Sub and Megan are parties to that certain Agreement and Plan of Merger dated as of November 20, 2000 (the "Merger Agreement") pursuant to which Acquisition Sub, a wholly-owned subsidiary of AVANT, shall merge with and into Megan and, as a result, Megan shall become a wholly-owned subsidiary of AVANT (the "Merger");

     WHEREAS, under the terms of the Merger Agreement, each holder of Megan Stock who fails to complete and deliver to Megan by the Closing Date an Accredited Investor Questionnaire pursuant to which such holder represents that he, she or it is an "Accredited Investor" pursuant to Rule 501 of the Securities Act of 1933, as amended, shall be deemed ineligible to receive shares of AVANT Common Stock in exchange for such holder's shares of Megan Stock, and in lieu thereof shall be entitled to receive in the Merger cash in an amount determined in accordance with Section 4.2(c) of the Merger Agreement (each such holder is referred to in the Merger Agreement as an "Ineligible Stockholder");

     WHEREAS, (i) the Closing Date is the date hereof, (ii) the parties hereto have determined which holders of Megan Stock are Ineligible Stockholders under the terms of the Merger Agreement and (iii) based on the foregoing, the parties hereto have determined the amounts of each type of Merger Consideration to be delivered to the holders of Megan Stock in the Merger in accordance with the terms of the Merger Agreement; and

     WHEREAS, pursuant to Section 11.4 of the Merger Agreement, the parties hereto desire to amend the Merger Agreement to reflect the amounts of each type of Merger Consideration to be delivered to the holders of Megan Stock in the Merger, and to make any other necessary changes resulting from the foregoing.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

     1. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

     2. Section 1.5(d) of the Merger Agreement is hereby deleted in its entirety and the following is hereby inserted in its place:

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          "(d) AVANT shall deliver a certificate for 1,577,808 shares of AVANT
Common Stock (as hereinafter defined) to a bank trust company or other entity reasonably satisfactory to Megan appointed by AVANT to act as the exchange agent (the "Exchange Agent") in accordance with Section 4.3;"

     3. Section 1.5(e) of the Merger Agreement is hereby deleted in its entirety and the following is hereby inserted in its place:

          "(e) AVANT shall deliver a check for $143,238.11 to the Exchange Agent in accordance with Section 4.3, representing (i) $142,827.32 in cash to be paid to Ineligible Stockholders (as hereinafter defined) in lieu of AVANT Common Stock, and (ii) $410.79 in cash to be paid in lieu of Fractional Shares (as hereinafter defined);"

     4. Section 4.2(d)(ii) of the Merger Agreement is hereby deleted in its entirety and the following is hereby inserted in its place:

          "(ii) Stockholders of record of Megan immediately prior to the Effective Time (the "Megan Stockholders") shall be entitled to receive, in the aggregate, such number of shares of AVANT Common Stock as is equal to the total number of AVANT Merger Shares into which their shares of Megan Stock are converted pursuant to this Section 4.2; PROVIDED THAT such number of shares of AVANT Common Stock as is equal to 14.24318% of the total number of AVANT Merger Shares, rounded to the nearest whole number (the "Escrow Shares"), shall be set aside, PRO RATA, from the AVANT Merger Shares otherwise distributable to each of the Megan Stockholders entitled to receive AVANT Merger Shares and deposited in the escrow described in Section 4.6 for the purposes of securing the indemnification obligations of the Megan Stockholders set forth in this Agreement and the Principal Stockholders Agreement."

     5. Section 4.3(g) of the Merger Agreement is hereby deleted in its entirety and the following is inserted in its place:

          "(g) If, in connection with an Ineligible Stockholder's surrender for exchange of Certificates representing shares of Megan Stock in accordance with this Article 4 during the three (3) month period following the Effective Time, such Ineligible Stockholder provides documentation evidencing the fact that he, she or it is actually an Accredited Investor, AVANT shall be obligated to exchange the cash it had deposited in the Exchange Fund and reserved for such stockholder for AVANT Common Stock to be paid to such stockholder. The number of shares of AVANT Common Stock to be so exchanged shall be equal to the number of shares of AVANT Common Stock such Megan Stockholder would have been entitled to receive pursuant to Section 4.2 if such Megan Stockholder had represented that he, she or it was an Accredited Investor prior to the Closing Date; it being understood that, in accordance with Section 4.2(d)(ii) hereof, a number of such shares equal to 14.24318% of such shares, rounded to the nearest whole number, shall be set aside from the shares of AVANT Common Stock otherwise distributable to such Megan Stockholder and deposited in the escrow described in Section 4.6 for the purpose of securing the indemnification obligations of the Megan Stockholders set forth in this Agreement and the Principal Stockholders Agreement (any such shares deposited in escrow in accordance

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with the foregoing shall be deemed to be part of the "Escrow Shares" under this
Agreement and the Ancillary Agreements). If such Megan Stockholder provides such documentation after the three (3) month period following the Effective Time, then AVANT shall have the right but not the obligation to give such Megan Stockholder shares of AVANT Common Stock (the number of shares to be determined in accordance with the preceding sentence) rather than cash upon surrender of his, her or its Certificates. The Exchange Agent shall be obligated to return the cash reserved for such Megan Stockholder to AVANT and to deliver the AVANT Common Stock in lieu of cash to such Megan Stockholder."

     6. Section 9.3(i) of the Merger Agreement is hereby deleted in its entirety and the following is hereby inserted in its place:

          "(i) INELIGIBLE STOCKHOLDERS; DISSENTING STOCKHOLDERS. The Ineligible Stockholders shall not include any person who is not listed on SCHEDULE E hereto, which sets forth for each such person the number and class of Megan Stock held, for a total maximum Cash Consideration of $142,827.32. The total Merger Consideration payable to Ineligible Stockholders and holders of Megan stock who exercise their dissenting stockholder's right to demand appraisal pursuant to the DGCL, if any, as a group shall not exceed $400,000 (calculated on the basis of the Cash Consideration payable plus the value of AVANT Common Stock at a price of $9.54 per share) in the aggregate."

     7. SCHEDULE E to the Merger Agreement is hereby deleted in its entirety and replaced with SCHEDULE E attached to this First Amendment.

     8. As amended by this First Amendment, the Merger Agreement is in all respects ratified and confirmed, and as so amended by this First Amendment, the Merger Agreement shall be read, taken and construed as one and the same instrument.

     9. This First Amendment may be executed by the parties hereto in separate counterparts, each of which so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.



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     IN WITNESS WHEREOF, the parties have executed this First Amendment and caused the same to be duly delivered on their behalf on the day and year first written above.

                     AVANT IMMUNOTHERAPEUTICS, INC.


                     By:     /s/ Dr. Una S. Ryan
                             ------------------------------------------------
                             Name:  Dr. Una S. Ryan
                             Title:   Chief Executive Officer




                     AVANT ACQUISITION CORP.


                     By:     /s/ Dr. Una S. Ryan
                             ------------------------------------------------
                             Name:  Dr. Una S. Ryan
                             Title:  President




                     MEGAN HEALTH, INC.


                     By:     /s/ Brian L. Clevinger, Ph.D.
                             ------------------------------------------------
                             Name:  Brian L. Clevinger, Ph.D.
                             Title:  Chief Executive Officer